UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 31, 2006

AFFIRMATIVE INSURANCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-50795 (Commission File Number)	75-2770432 (I.R.S. Employer Identification Number)

4450 Sojourn Drive, Suite 500 Addison, Texas (Address of principal executive offices)		75001 (Zip code)
(972) 728-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.01 Changes in Control of Registrant.
     New Affirmative LLC, a Delaware limited liability company (“New Affirmative”), is the record owner of 7,860,927 shares of common stock of Affirmative Insurance Holdings, Inc. (the “Company”). Prior to the consummation of the transactions contemplated by the agreement discussed below, New Affirmative was 50% owned by DSC AFFM, LLC, a Delaware limited liability company (“DSC AFFM”), and 50% owned by Affirmative Investment LLC, a Delaware limited liability company (“Affirmative Investment”), an entity controlled by Affirmative Associates LLC, a Delaware limited liability company and sole managing member of Affirmative Investment (“Affirmative Associates”), and J. Christopher Flowers, the sole member and manager of Affirmative Associates (“Flowers”).
     On August 31, 2006, DSC AFFM and Affirmative Investment consumated the transactions contemplated by a purchase agreement, dated August 4, 2006 (the “DSC Purchase Agreement”), pursuant to which DSC AFFM sold to Affirmative Investment all of the membership units of New Affirmative owned by DSC AFFM for $62,887,416 in cash. As a result, DSC AFFM ceased to own any interest in New Affirmative and no longer beneficially owns any shares of common stock of the Company. Affirmative Investment funded this purchase through a capital contribution by J.C. Flowers I L.P., a Delaware partnership and member of Affirmative Investment. Upon consummation of the transactions contemplated by the DSC Purchase Agreement, Affirmative Investment is the sole managing member of New Affirmative and has sole control over its affairs and investment decisions, including the power to vote or dispose of the shares of common stock of the Company held by New Affirmative. As of September 1, 2006, the Company had 15,138,382 shares of common stock outstanding. Affirmative Investment, Affirmative Associates and Flowers may be deemed to beneficially own 7,860,927 shares of common stock, representing approximately 51.9% of the Company’s issued and outstanding common stock.
     The Company was not a party to the DSC Purchase Agreement nor any of the transactions contemplated thereby. The above information was obtained solely based upon the Company’s review of filings by DSC AFFM, Affirmative Investment, Affirmative Associates, New Affirmative and Flowers with the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
By:	/s/ Mark E. Pape
Mark E. Pape
Executive Vice President and Chief Financial Officer

Date: September 7, 2006